CVR Energy Reports Third Quarter Results
SUGAR LAND, Texas (Nov. 2, 2009) — CVR Energy, Inc. (NYSE: CVI), a refiner and marketer of petroleum fuels and a nitrogen fertilizer manufacturer, today reported a third quarter 2009 net loss of $13.4 million, or a loss of $0.16 per share, resulting in net income for the nine months of $59.9 million, or net income of $0.69 per share.
In 2008, the company reported net income in the third quarter of $99.7 million, or $1.16 per share, with net income for the nine months of $152.9 million, or $1.77 per share.
The 2009 third quarter results came on net sales of $811.7 million versus net sales in the third quarter of 2008 of $1,580.9 million. For the nine months in 2009 net sales were $2,214.4 million versus $4,316.4 million for the similar period in 2008.
“Besides lower commodity prices that affected our industries, the company was particularly impacted by unexpected production interruptions at the refinery during the third quarter, especially problems involving our Fluid Catalytic Cracking Unit and our Continuous Catalytic Reformer,” said Chief Executive Officer Jack Lipinski. “This lost production and related maintenance costs resulted in operating income being reduced by an estimated $19 million for the quarter.
“While restoring refinery operations to full capacity during the third quarter, we were able to make a number of improvements that should contribute to future earnings,” Lipinski said. “In addition, we are now seeing modest improvements in both nitrogen fertilizer prices and refining margins, and we believe these positive trends will continue.”
Operating loss for the third quarter 2009 was $10.8 million compared to operating income of $72.0 million for the same quarter in 2008. For the nine months in 2009, operating income was $188.6 million compared to $282.3 million for the same period in 2008.
Net income adjusted for unrealized gain or loss from Cash Flow Swap was a loss of $15.0 million in the third quarter of 2009 compared to income of $40.2 million for the same period in 2008. For the first nine months, comparable numbers were $82.4 million in 2009 versus $111.4 million in 2008.
CVR Energy subsidiary Coffeyville Resources LLC and the swap counter-party J Aron & Company mutually agreed to terminate the Cash Flow Swap entirely effective Oct. 8, 2009.

The termination resulted in a net settlement whereby J. Aron paid Coffeyville Resources approximately $3.9 million.
Results for the third quarter 2009 were unfavorably impacted by the significant increase in non-cash share-based compensation expense of $15.9 million on a pre-tax basis (see footnote 1 in the accompanying tables) as compared to the 2008 third quarter impact of a reversal of non-cash share-based compensation expense of $25.8 million on a pre-tax basis.  The increase of the third quarter 2009 share-based compensation expense of $41.7 million on a pre-tax basis primarily resulted from the increase of the company’s stock share price during the third quarter of 2009 as compared to the decrease of the company’s stock share price during the third quarter of 2008.
Petroleum Business
The petroleum business reported third quarter 2009 operating income of $0.3 million on net sales of $766.4 million, compared to operating income for the same period in 2008 of $20.2 million on net sales of $1,510.3 million. For the first nine months of 2009, the petroleum business reported operating income of $161.2 million on net sales of $2,051.7 million compared to operating income of $185.7 million on net sales of $4,137.9 million for the first three quarters of 2008.
The results for the third quarter of 2009 reflect a favorable impact from first-in, first-out (FIFO) accounting of $7.3 million compared with an unfavorable FIFO impact of $59.3 million for the third quarter of 2008. For the first nine months of 2009, the favorable FIFO impact was $51.2 million compared to a favorable $25.9 million in the first three quarters of 2008.
Crude oil throughput for the third quarter 2009 averaged 101,530 barrels per day compared with 114,680 barrels per day for the same period in 2008. Total throughput including other feed and blend stocks averaged 110,654 barrels per day in the third quarter of 2009 compared to 126,433 barrels per day for the same period in 2008.
Refining margin per barrel adjusted for FIFO impact, a non-GAAP measure (see footnote 6 in the accompanying tables), was $6.74 in the third quarter of 2009, a decrease from $12.50 during the same period in 2008. Gross profit per crude oil throughput barrel was $1.72 in the third quarter of 2009, compared to $1.98 per crude oil throughput barrel during the same period in 2008.
Direct operating expenses for the third quarter of 2009 were $3.97 per crude oil throughput barrel compared to $3.52 per crude oil throughput barrel for the same period in 2008, both amounts reported exclusive of depreciation and amortization. Direct operating expenses per crude oil throughput barrel for the third quarter of 2009 were negatively impacted by the unexpected production interruptions at the refinery, the related maintenance costs and the correlated reduction in crude throughputs.  On an absolute dollar basis, direct operating expenses per crude oil throughput barrel would have remained flat for the third quarter of 2009 had the petroleum business not incurred this down time and related maintenance.

Nitrogen Fertilizers Business
Nitrogen fertilizers operations reported a third quarter 2009 operating loss of $3.9 million on net sales of $45.9 million, compared to operating income of $46.5 million on net sales of $74.2 million during the equivalent period in 2008. For the first three quarters of 2009, operating income was $41.9 million on net sales of $169.0 million compared to $95.6 million on net sales of $195.6 million in the first nine months of 2008.
For the third quarter 2009, average plant sale prices for ammonia and UAN were $247 per ton and $133 per ton respectively, compared to $685 per ton and $324 per ton respectively for the equivalent period in 2008. Nitrogen fertilizers operations produced 112,000 tons of ammonia, including ammonia subsequently upgraded to UAN, and 175,400 tons of UAN during the third quarter of 2009, compared to 110,300 tons of ammonia and 172,800 tons of UAN in the equivalent period of 2008.
On-stream factors in the third quarter of 2009 exceeded the 2008 results in all areas. Gasification operations had a third quarter 2009 on-stream factor of 98.8 percent compared to 98.5 percent in the third quarter of 2008; the ammonia operations were on-stream 98.3 percent of the time in the third quarter of 2009 versus 97.8 percent during the third quarter 2008; and UAN production ran 96.3 percent of the time in the third quarter 2009 versus 94.8 percent of the time in the same quarter during 2008.
# # #
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our Annual Report on Form 10-K for the year ended December 31, 2008.  These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses include an independent refiner that operates a 115,000 barrel per day refinery in Coffeyville, Kan., and markets high value transportation fuels supplied to customers through tanker trucks and pipeline terminals; a crude oil gathering system serving central Kansas, northern Oklahoma, eastern Colorado, western Missouri and southwest Nebraska; an asphalt and refined fuels storage and terminal business in Phillipsburg, Kan.; and through a limited partnership, an ammonia and urea ammonium nitrate fertilizer business located in Coffeyville, Kan.
For further information, please contact:

Investor Relations:	Media Relations:
Stirling Pack, Jr.	Steve Eames
CVR Energy, Inc.	CVR Energy, Inc.
281-207-3464	281-207-3550
InvestorRelations@CVREnergy.com	MediaRelations@CVREnergy.com

CVR Energy, Inc.
The following tables summarize the financial data and key operating statistics for CVR Energy and our two operating segments for the three and nine months ended September 30, 2009 and 2008. Select balance sheet data is as of September 30, 2009 and December 31, 2008.  The summary financial data for our two operating segments does not include certain selling, general and administrative expenses and depreciation and amortization related to our corporate offices.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions, except share data)
	(unaudited)
Consolidated Statement of Operations Data:
Net sales	$811.7	$1,580.9	$2,214.4	$4,316.4

Cost of product sold*	712.7	1,440.3	1,722.0	3,764.0

Direct operating expenses* (1)	58.4	56.6	169.1	179.5
Selling, general and administrative expenses* (1)	29.3	(7.8)	70.4	20.5
Net costs associated with flood	0.5	(0.8)	0.6	8.8
Depreciation and amortization	21.6	20.6	63.7	61.3

Operating income (loss)	(10.8)	72.0	188.6	282.3
Interest expense and other financing costs	(10.9)	(9.3)	(33.6)	(30.1)
Gain (loss) on derivatives, net	3.1	76.7	(63.0)	(50.5)
Loss on extinguishment of debt	—	—	(0.7)	—
Other income, net (1)	0.6	0.7	1.5	2.5

Income before income tax (expense) benefit	(18.0)	140.1	92.8	204.2
Income tax (expense) benefit	4.6	(40.4)	(32.9)	(51.3)

Net income (loss)	$(13.4)	$99.7	$59.9	$152.9

*	Amounts shown are exclusive of depreciation and amortization.

Basic earnings (loss) per share	$(0.16)	$1.16	$0.69	$1.77
Diluted earnings (loss) per share	$(0.16)	$1.16	$0.69	$1.77
Weighted average common shares outstanding
Basic	86,244,245	86,141,291	86,244,049	86,141,291
Diluted	86,244,245	86,158,791	86,333,437	86,158,791

	As of September 30,	As of December 31,
	2009	2008
	(in millions)
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$86.9	$8.9
Unrealized receivable associated with Cash Flow Swap (current) (2)	3.5	35.3
Unrealized receivable associated with Cash Flow Swap (non-current) (2)	—	5.6
Working capital	243.9	128.5
Total assets	1,646.6	1,610.5
Total debt, including current portion	494.9	495.9
Total CVR stockholders’ equity	652.1	579.5

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions)
	(unaudited)
Other Financial Data:
Cash flows provided by operating activities	$26.6	$81.5	$118.1	$104.8
Cash flows used in investing activities	(11.9)	(17.8)	(36.5)	(67.4)
Cash flows used in financing activities	(1.2)	(24.4)	(3.7)	(8.0)

Non-GAAP Measures:

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):
Net income (loss)	$(13.4)	$99.7	$59.9	$152.9
Less:
Unrealized gain (loss) from Cash Flow Swap, net of taxes (2)	1.6	59.5	(22.5)	41.5

Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap (2)	$(15.0)	$40.2	$82.4	$111.4

Adjustments:
Share-based compensation, net of taxes (1)	12.7	(18.6)	20.4	(28.4)
FIFO impact (favorable) unfavorable, net of taxes (3)	(4.4)	35.6	(30.9)	(15.6)

Adjusted net income (loss) (4)	$(6.7)	$57.2	$71.9	$67.4

Adjusted net income (loss) per diluted share	$(0.08)	$0.66	$0.83	$0.78

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions, except operating statistics)
	(unaudited)
Petroleum Business Financial Results:
Net Sales	$766.4	$1,510.3	$2,051.7	$4,137.9
Cost of product sold*	696.2	1,437.7	1,695.5	3,758.4
Direct operating expenses* (1)	37.1	37.1	104.7	120.1
Net costs associated with flood	0.5	(1.0)	0.6	7.9
Depreciation and amortization	16.5	15.6	48.3	46.8

Gross profit	$16.1	$20.9	$202.6	$204.7
Plus direct operating expenses* (1)	37.1	37.1	104.7	120.1
Plus net costs associated with flood	0.5	(1.0)	0.6	7.9
Plus depreciation and amortization	16.5	15.6	48.3	46.8

Refining margin (5)	$70.2	$72.6	$356.2	$379.5
FIFO impact (favorable) unfavorable (3)	(7.3)	59.3	(51.2)	(25.9)

Refining margin adjusted for FIFO impact (6)	62.9	131.9	305.0	353.6

Operating income	$0.3	$20.2	$161.2	$185.7
Share-based compensation (1)	1.2	(7.1)	1.4	(9.4)
FIFO impact (favorable) unfavorable (3)	(7.3)	59.3	(51.2)	(25.9)

Adjusted operating income (loss) (7)	$(5.8)	$72.4	$111.4	$150.4

Petroleum Key Operating Statistics:
Per crude oil throughput barrel:
Refining margin (5)	$7.52	$6.88	$12.26	$12.75
FIFO impact (favorable) unfavorable (3)	(0.78)	5.62	(1.76)	(0.87)
Refining margin adjusted for FIFO impact (6)	6.74	12.50	10.50	11.88
Gross profit	1.72	1.98	6.97	6.88
Direct operating expenses* (1)	3.97	3.52	3.60	4.04

*	Amounts shown are exclusive of depreciation and amortization

		Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2009		2008		2009		2008
	(unaudited)
Refining Throughput and Production Data:
(barrels per day)
Throughput:
Sweet	84,851	76.7%	92,222	72.9%	82,509	69.7%	79,759	66.4%
Light/medium sour	7,780	7.0%	11,256	8.9%	14,872	12.6%	16,576	13.8%
Heavy sour	8,899	8.0%	11,202	8.9%	9,042	7.7%	12,249	10.2%

Total crude oil throughput	101,530	91.7%	114,680	90.7%	106,423	90.0%	108,584	90.4%
All other feed and blendstocks	9,124	8.3%	11,753	9.3%	11,887	10.0%	11,480	9.6%

Total throughput	110,654	100.0%	126,433	100.0%	118,310	100.0%	120,064	100.0%

Production:
Gasoline	55,928	50.3%	59,864	47.1%	61,111	51.6%	57,195	47.3%
Distillate	43,149	38.8%	51,744	40.7%	45,831	38.7%	49,509	40.9%
Other (excluding internally produced fuel)	12,051	10.9%	15,503	12.2%	11,577	9.7%	14,289	11.8%

Total refining production (excluding internally produced fuel)	111,128	100.0%	127,111	100.0%	118,519	100.0%	120,933	100.0%

Product price (dollars per gallon):
Gasoline	$1.83		$3.06		$1.59		$2.87
Distillate	$1.82		$3.45		$1.57		$3.33

Market Indicators (dollars per barrel):
West Texas Intermediate (WTI) NYMEX	$68.24		$118.22		$57.32		$113.52
Crude Oil Differentials:
WTI less WTS (light/medium sour)	1.81		2.31		1.44		3.84
WTI less WCS (heavy sour)	9.21		18.69		6.79		20.58
NYMEX Crack Spreads:
Gasoline	9.77		5.91		10.37		7.28
Heating Oil	5.99		20.75		8.22		20.89
NYMEX 2-1-1 Crack Spread	7.88		13.33		9.30		14.09
PADD II Group 3 Basis:
Gasoline	(1.81)		2.62		(1.40)		(0.81)
Ultra Low Sulfur Diesel	1.97		4.68		0.26		4.17
PADD II Group 3 Product Crack:
Gasoline	7.96		8.52		8.97		6.47
Ultra Low Sulfur Diesel	7.96		25.43		8.48		25.07
PADD II Group 3 2-1-1	7.96		16.98		8.72		15.77

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(in millions, except as noted)
		(unaudited)
Nitrogen Fertilizer Business Financial Results:
Net sales	$45.9	$74.2	$169.0	$195.6
Cost of product sold*	17.7	6.2	34.6	21.9
Net costs associated with flood	—	—	—	—
Direct operating expenses* (1)	21.3	19.4	64.4	59.4
Depreciation and amortization	4.7	4.5	14.0	13.4

Operating income (loss)	$(3.9)	$46.5	$41.9	$95.6
Share-based compensation (1)	3.9	(6.1)	5.8	(9.0)

Adjusted operating income (7)	$—	$40.4	$47.7	$86.6

* Amounts shown are exclusive of depreciation and amortization.

Nitrogen Fertilizer Key Operating Statistics:
Production (thousand tons):
Ammonia (gross produced) (8)	112.0	110.3	323.4	273.5
Ammonia (net available for sale) (8)	39.5	39.0	117.3	83.3
UAN	175.4	172.8	501.2	462.0

Petroleum coke consumed (thousand tons)	120.7	125.7	360.3	349.9
Petroleum coke (cost per ton)	$24	$32	$30	$31

Sales (thousand tons):
Ammonia	50.1	21.9	125.5	65.2
UAN	204.1	165.4	508.9	462.0

Total sales	254.2	187.3	634.4	527.2

Product pricing (plant gate) (dollars per ton) (9):
Ammonia	$247	$685	$318	$568
UAN	$133	$324	$221	$296

On-stream factors (10):
Gasification	98.8%	98.5%	96.8%	91.1%
Ammonia	98.3%	97.8%	95.9%	89.6%
UAN	96.3%	94.8%	93.3%	86.4%

Reconciliation to net sales (dollars in millions):
Freight in revenue	$6.3	$5.6	$16.0	$13.7
Hydrogen revenue	—	—	0.7	7.9
Sales net plant gate	39.6	68.6	152.3	174.0

Total net sales	$45.9	$74.2	$169.0	$195.6

Market Indicators:
Natural gas NYMEX (dollars per MMBtu)	$3.44	$8.99	$3.90	$9.75
Ammonia — Southern Plains (dollars per ton)	$276	$936	$307	$735
UAN — Mid Cornbelt (dollars per ton)	$177	$506	$224	$429

(1)	The Company has two classifications for share-based compensation awards. Phantom Unit Plan awards are accounted for as liability based awards. In accordance with FASB ASC 505, the expense associated with these awards is based on the current fair value of the awards. These awards are remeasured at each reporting date until the awards are settled. Override unit awards are accounted for as equity-classified awards using the guidance for non-employee awards prescribed by FASB ASC 323, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee and FASB ASC 505, Accounting for Equity Investments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. In accordance with that guidance, the expense associated with these awards is based on the current fair value of the awards. These awards are remeasured at each reporting date until the awards are vested (when the performance commitment is reached). The value of all of these awards can fluctuate significantly between periods.

The compensation expense associated with our Phantom Unit Plans and override units is recorded in direct operating expenses, selling, general and administrative expenses and other income. Below is a breakdown of the expense by Statement of Operations caption and by business segment.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
		(in millions)
		(unaudited)
Share-based compensation recorded in direct operating expenses
Petroleum	$0.4	$(2.7)	$0.1	$(4.3)
Nitrogen	0.4	(0.7)	0.6	(1.4)
Corporate	—	—	—	—

	0.8	(3.4)	0.7	(5.7)

Share-based compensation recorded in selling, general and administrative expenses
Petroleum	0.8	(4.4)	1.3	(5.1)
Nitrogen	3.5	(5.4)	5.2	(7.6)
Corporate	10.8	(12.3)	18.2	(18.2)

	15.1	(22.1)	24.7	(30.9)

Share-based compensation recorded in other income	—	(0.3)	—	(0.3)

Total share-based compensation	$15.9	$(25.8)	$25.4	$(36.9)
Income tax expense (benefit) of share-based compensation	(3.2)	7.2	(5.0)	8.5

Share-based compensation, net of taxes	12.7	(18.6)	20.4	(28.4)

(2)	The unrealized gain (loss) from Cash Flow Swap relates to the derivative transaction that was executed in conjunction with the acquisition of Coffeyville Group Holdings, LLC by Coffeyville Acquisition LLC on June 24, 2005. On June 16, 2005, Coffeyville Acquisition LLC entered into the Cash Flow Swap with J. Aron & Company, a subsidiary of The Goldman Sachs Group, Inc., and a related party of ours. The Cash Flow Swap was subsequently assigned from Coffeyville Acquisition LLC to Coffeyville Resources, LLC on June 24, 2005. The derivative took the form of three NYMEX swap agreements whereby if absolute (i.e., in dollar terms, not a percentage of crude oil prices) crack spreads fall below the fixed level, J. Aron agreed to pay the difference to us, and if crack spreads rise above the fixed level, we agreed to pay the difference to J. Aron. Based upon expected crude oil capacity of 115,000 bpd, the Cash Flow Swap represents approximately 14% of crude oil capacity for the period from July 1, 2009 through June 30, 2010.

We have determined that the Cash Flow Swap does not qualify as a hedge for hedge accounting purposes under current U.S. generally accepted accounting principles (“GAAP”). As a result, our periodic Statements of Operations reflect in each period material amounts of unrealized gains and losses based on the increases or decreases in market value of the unsettled position under the swap agreements which are accounted for as an asset (receivable from swap counterparty) or liability (payable to swap counterparty) on our balance sheet, as applicable. As the absolute crack spreads increase, we are required to record an increase in the liability account with a corresponding expense entry to be made to our Statement of Operations. Conversely, as absolute crack spreads decline, we are required to record a decrease in the swap related liability and post a corresponding income entry to our Statement of Operations. Because of this inverse relationship between the economic outlook for our underlying business (as represented by crack spread levels) and the income impact of the unrealized gains and losses, and given the significant periodic fluctuations in the amounts of unrealized gains and losses, management utilizes net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap as a key indicator of our business performance. In managing our business and assessing its growth and profitability from a strategic and financial planning perspective, management and our board of directors consider our GAAP net income results as well as net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap. We believe that net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap, enhances the understanding of our results of operations by highlighting income attributable to our ongoing operating performance exclusive of charges and income resulting from mark-to-market adjustments that are not necessarily indicative of the performance of our underlying business and our industry. The adjustment has been made for the unrealized gain or loss from Cash Flow Swap net of its related tax effect.

Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is not a recognized financial measure under GAAP and should not be substituted for net income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Because Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap excludes mark-to-market adjustments, the measure does not reflect the fair market value of our Cash Flow Swap in our net income. As a result, the measure does not include potential cash payments that may be required to be made on the Cash Flow Swap in the future. Also, our presentation of this non-GAAP measure may not be comparable to similarly titled measures of other companies. We believe that net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

The unrealized receivable associated with the Cash Flow Swap, current and non-current, represents the unsettled position resulting from unrealized gains and losses on the Cash Flow Swap. Historically, the unrealized position has been subject to significant fluctuations due to the volatility of the underlying quoted market prices used to mark-to-market our commodity derivatives. The unrealized balance is also impacted by the length of the remaining term of the Cash Flow Swap.

The Cash Flow Swap terminated effective October 8, 2009. The termination resulted in a settlement whereby J. Aron paid Coffeyville Resources, LLC approximately $3.9 million. The Company was permitted to terminate the Cash Flow Swap pursuant to an amendment to the company’s credit agreement entered into on October 2, 2009.

(3)	First-in, first-out (FIFO) is the Company’s basis for determining inventory value on a GAAP basis. Changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease. The FIFO impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the FIFO impact per crude oil throughput barrel, we utilize the total dollar figures for the FIFO impact and divide by the number of crude oil throughput barrels for the period. Below is the gross and tax affected FIFO impacts for the applicable periods:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions)
	(unaudited)
Petroleum:

FIFO impact (favorable) unfavorable	$(7.3)	$59.3	$(51.2)	$(25.9)
Income tax expense (benefit) of FIFO	2.9	(23.7)	20.3	10.3

FIFO impact, (favorable) unfavorable net of taxes	(4.4)	35.6	(30.9)	(15.6)

(4)	Net income (loss) adjusted for unrealized gain or loss from Cash Flow Swap and other items results from adjusting net income for items that the Company believes are needed in order to evaluate results in a more comparative analysis from period to period. For the three and nine months ended September 30, 2009 and 2008, these items included the unrealized gain (loss) from Cash Flow Swap, share-based compensation expense and the Company’s impact of the accounting for its inventory under FIFO. Adjusted net income (loss) is not a recognized term under GAAP and should not be substituted for net income (loss) as a measure of our performance but rather should be utilized as a supplemental measure of financial performance in evaluating our business. Management believes that adjusted net income (loss) provides relevant and useful information that enables investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(5)	Refining margin is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization). Refining margin is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of product sold that we are able to sell refined products. Each of the components used in this calculation (net sales and cost of product sold exclusive of depreciation and amortization) can be taken directly from our Statement of Operations. Our calculation of refining margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure. In order to derive the refining margin per crude oil throughput barrel, we utilize the total dollar figures for refining margin as derived above and divide by the applicable number of crude oil throughput barrels for the period. We believe that refining margin is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(6)	Refining margin adjusted for FIFO impact is a measurement calculated as the difference between net sales and cost of product sold (exclusive of depreciation and amortization) adjusted for FIFO impacts. Under our FIFO accounting method, changes in crude oil prices can cause fluctuations in the inventory valuation of our crude oil, work in process and finished goods, thereby resulting in favorable FIFO impacts when crude oil prices increase and unfavorable FIFO impacts when crude oil prices decrease. Refining margin adjusted for FIFO impact is a non-GAAP measure that we believe is important to investors in evaluating our refinery’s performance as a general indication of the amount above our cost of product sold (taking into account the impact of our utilization of FIFO) that we are able to sell refined products. Our calculation of refining margin adjusted for FIFO impact may differ from calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.

(7)	Adjusted operating income (loss), adjusted for impacts of other items is a non-GAAP measure that we believe is important in evaluating the on-going operations of our segments. This calculation is made in order to adjust for what the Company believes are significant non-operating items such as the impact of our share-based compensation and the impacts of our accounting under FIFO for the petroleum segment.

Adjusted operating income (loss) is not a recognized term under GAAP and should not be substituted for operating income as a measure of our performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. We believe that adjusted operating income (loss) is important to enable investors to better understand and evaluate our ongoing operating results and allow for greater transparency in the review of our overall financial, operational and economic performance.

(8)	The gross tons produced for ammonia represent the total ammonia produced, including ammonia produced that was upgraded into UAN. The net tons available for sale represent the ammonia available for sale that was not upgraded into UAN.

(9)	Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period. Plant gate pricing per ton is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(10)	On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period.
Use of Non-GAAP Financial Measures
To supplement the actual results in accordance with GAAP for the applicable periods, the Company also uses non-GAAP measures as discussed above, which are adjusted for GAAP-based results. The use of Non-GAAP adjustments are not in accordance with or an alternative for GAAP. The adjustments are provided to enhance an overall understanding of the Company’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.